                                                                    EXHIBIT 99.2
                                ESCROW AGREEMENT

     THIS ESCROW AGREEMENT (the "AGREEMENT") is being executed and delivered as of December 23, 1998, by among WILLIAM TURCOTTE, PROSTEP PRODUKTDATENTECHNOLOGIE GMBH, CHARLENE HESS, and ROBERT CRAWFORD (the "SELLING SHAREHOLDERS"), SPATIAL TECHNOLOGY INC., a Delaware corporation (the "PURCHASER", and together with the Selling Shareholders, the "PARTIES") and NORWEST BANK COLORADO, NATIONAL ASSOCIATION (the "ESCROW AGENT").

                                    RECITALS

     WHEREAS, the Parties agree to place in escrow certain funds, securities, documents and/or other property in accordance with the instructions of the Parties, the Escrow Agent and the Parties make this agreement as follows:

                                    ARTICLE 1

                                   DIRECTIONS

     1.1 ESCROWED PROPERTY. The Parties will deposit with the Escrow Agent the property described in Schedule A (the "ESCROWED SHARES"), attached hereto and incorporated herein by reference.

     1.2 INSTRUCTIONS. The Escrow Agent shall hold, invest, if applicable, and disburse the Escrowed Property pursuant to the instructions set forth in Schedule B, attached hereto and, except as provided in Section 3.2, incorporated herein by reference.

     1.3 ASSIGNMENT OF INTEREST. The assignment, transfer, conveyance or hypothecation of any right, title or interest in and to the subject matter of this Agreement (referred to under this Section 1.3 as "ASSIGNMENT") shall be binding upon the Escrow Agent upon delivery of notice to the Escrow Agent of the Assignment and payment to the Escrow Agent of all of its fees, in connection with the Assignment, provided the Escrow Agent has given its written assent to the Assignment.

                                    ARTICLE 2

                        COMPENSATION OF THE ESCROW AGENT

     The Purchaser agrees to pay the Escrow Agent:

         (a) its fees, charges and expenses for all services rendered by it under this Agreement; and


                                       1.

         (b) reasonable compensation for services rendered in connection with this Agreement but not expressly provided for herein and reimbursement for those expenses incurred by the Escrow Agent in rendering such services, including, but not limited to, court costs and attorneys' fees incurred as a result of any dispute arising out of the Agreement.

                                    ARTICLE 3

                       PROVISIONS CONCERNING ESCROW AGENT

     3.1 AUTHORITY OF PARTIES. The Escrow Agent shall be under no duty or obligation to ascertain the identity, authority and/or rights of the Parties or their agents.

     3.2 OTHER AGREEMENTS. The Escrow Agent shall not be a party to, or bound by, any agreement between the Parties other than this Agreement whether or not a copy and/or original of such agreement is held as Escrowed Property; and, the Escrow Agent shall have no duty to know or inquire as to the performance or nonperformance of any provision of any such agreement between the Parties.

     3.3 DEPOSITED INSTRUMENTS AND/OR FUNDS. The Escrow Agent assumes no responsibility for the validity or sufficiency of any instrument held as Escrowed Property, except as expressly and specifically set forth in this Agreement.

     3.4 LATE PAYMENT OR PERFORMANCE. The Escrow Agent may accept any payment or performance required under this Agreement after the date such payment or performance is due, unless subsequent to such date, but prior to the actual date of payment or performance, the Escrow Agent is instructed in writing by the Parties not to accept such payment or performance.

     3.5 ESCHEAT. The Parties are aware that under the laws of some states, Escrowed Property which is presumed abandoned may escheat to the State. The Escrow Agent shall have no liability to the Parties, their respective heirs, legal representatives, successors and assigns, should any or all of the Escrowed Property become escheatable or escheat by operation of law.

     3.6 NON-LIABILITY. The Escrow Agent shall not be liable for any act or omission while acting in good faith and in the exercise of its own best judgment. Any act or omission by the Escrow Agent pursuant to the advice of its attorneys shall be conclusive evidence of such good faith. The Escrow Agent shall have the right to consult with counsel at the expense of the Purchaser whenever any question arises concerning the Agreement and shall incur no liability for any delay reasonably required to obtain such advice of counsel. The Escrow Agent shall not be liable for the alteration, modification or elimination of any right permitted or given under the Instructions set forth in Schedule B and/or in any document deposited under this Agreement pursuant to any Statute of Limitations or by reason of laches. The Escrow Agent shall have no further responsibility or liability whatsoever to any or all of the Parties following a complete distribution of the Escrowed Property pursuant to this Agreement. The Escrow Agent shall not incur any liability with respect to any act or omission in reliance upon any document, including any written notice or instructions provided for in this Escrow Agreement. In performing its obligations hereunder, the Escrow Agent shall be entitled to presume, without inquiry, the due execution, validity and effectiveness of all documents it receives, and also the truth and accuracy

                                       2.

of any information contained therein. The Escrow Agent shall not be responsible or liable for any diminution of principal of the Escrowed Property or any Interest penalty, whatsoever, for any reason.

     3.7 INDEMNIFICATION. The Purchaser agrees to indemnify and hold harmless the Escrow Agent from any liability, cost or expense whatsoever, including, but not limited to, attorneys' fees incurred by reason of accepting the Agreement and/or Escrowed Property.

     3.8 DISAGREEMENTS. If any disagreement or dispute arises between the Parties to this Agreement concerning the meaning or validity of any provision hereunder or concerning any other matter relating to this Agreement, the Escrow
Agent:

         (a) Shall be under no obligation to act, except under process or order of court, or until it has been adequately indemnified to its full satisfaction, and shall sustain no liability for its failure to act pending such process, court order or indemnification; and

         (b) May, in its sole and absolute discretion, interplead the Escrowed Property or that portion of Escrowed Property it then holds with the District Court of the City and County of Denver, State of Colorado, and name the Parties in such interpleader action. Upon filing the interpleader action, the Escrow Agent shall be relieved of all liability as to the Escrowed Property and shall be entitled to recover from the Parties its reasonable attorneys' fees and other costs incurred in commencing and maintaining such action. The Parties by signing this Agreement submit themselves to the jurisdiction of such Court and do appoint the Clerk of such Court as their agent for the service of all process in connection with such proceedings. In no event shall the institution of such interpleader action impair the rights of the Escrow Agent described in Section
3.6 of this Article.

                                    ARTICLE 4

                          GENERAL TERMS AND CONDITIONS

     4.1 EXTENSION OF BENEFITS. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective heirs, legal representatives, successors and assigns of all of the Parties and the Escrow Agent.

     4.2 GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Colorado.

     4.3 NOTICES. All notices, requests, demands and other communications required under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or by certified mail, return receipt requested and postage paid. If any notice is mailed by certified mail, it shall be deemed given on the date such notice is deposited in the United States mail. If any notice is personally delivered, it shall be deemed given upon the date of such delivery. If notice is given to a party, it shall be mailed or delivered to the addresses set forth below the signature blocks. It shall be the responsibility of the Parties to notify the Escrow Agent in writing of any name or address changes.

                                       3.

     4.4 ENTIRE AGREEMENT. This Agreement, along with all Schedules specifically referenced herein, sets forth the entire agreement and understanding of the Parties hereto.

     4.5 AMENDMENT. This Agreement may be amended, modified, superseded, rescinded or canceled only by a written instrument executed by the Purchaser, sixty percent (60%) in interest of the Selling Shareholders and the Escrow Agent.

     4.6 WAIVERS. The failure of any party to the Agreement at any time or times to require performance of any provision under this Agreement shall in no manner affect the right at a later time to enforce the same performance. A waiver by any party to the Agreement of any such condition or breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall neither be construed as a further or continuing waiver of any such condition or breach nor a waiver of any other condition or breach of any other term, covenant, representation or warranty contained in this Agreement.

     4.7 HEADINGS. Section headings of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions of this Agreement.

     4.8 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original and such counterparts shall together constitute one and the same instrument.

     4.9 RESIGNATION OR REMOVAL OF ESCROW AGENTS. The Escrow Agent may resign at any time by furnishing thirty (30) days prior written notice of its resignation to the Parties. Thereafter, the Escrow Agent shall have no further obligation hereunder except to hold the Escrowed Property as depository. In such event the Escrow Agent shall not take any action until the Parties have mutually designated a banking corporation, trust company, attorney or other person as successor Escrow Agent. Upon receipt of such instructions, the Escrow Agent shall promptly deliver the Escrowed Property and any other amounts held by it pursuant to this Escrow Agreement to such successor Escrow Agent and shall thereafter have no further obligations hereunder. The Parties may remove the Escrow Agent at any time by furnishing to the Escrow Agent a written notice of its removal, which shall be effective on the date specified therein. In the event of such removal, the Parties shall, within thirty (30) days of such notice, jointly appoint a successor Escrow Agent and the Escrow Agent shall turn over to such successor Escrow Agent all Escrowed Property and any other amounts held by it pursuant to this Escrow Agreement and shall thereafter have no further obligations hereunder. Upon receipt of the property and other amounts, the successor Escrow Agent shall thereupon be bound by all of the provisions hereof.

                                       4.

     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first set forth above.


 SPATIAL TECHNOLOGY INC.                  PROSTEP PRODUKTDATENTECHNOLOGIE
                                          GMBH


 By: /s/ R. Bruce Morgan                  By: /s/ Bernd Paetzold
    ----------------------------------       -----------------------------------
 Title: President                         Title: President
 Address: 2425 55th Street, Suite 100     Address: Julius-Reiber-Strabe 15
          Boulder, CO 80301               Darmstadt D-64293, Germany
 Telephone No.: (303) 544-2900            Telephone No.:
 Tax I.D. No.: 84-1035353                 Tax I.D. No.: N/A

 /s/ William Turcotte                     /s/ Charlene Hess
--------------------------------------    --------------------------------------
 Party                                    Party

 WILLIAM TURCOTTE                         CHARLENE HESS

 Address: 2425 55th Street, Suite 100     Address: 2425 55th Street, Suite 100
          Boulder, CO 80301               Boulder, CO 80301
 Telephone No.: (303) 544-2900            Telephone No.: (303) 544-2900
 Tax I.D. No.: ###-##-####                Tax I.D. No.: ###-##-####

 /s/ Robert Crawford
--------------------------------------
 Party

 ROBERT CRAWFORD

 Address: 2425 55th Street, Suite 100
          Boulder, CO 80301
 Telephone No.: (303) 544-2900
 Tax I.D. No.: ###-##-####

                                       5.

     The Escrow Agent, by affixing its signature below, hereby acknowledges receipt of the Escrowed Property described in Schedule A and agrees to hold, administer and dispose of the Escrowed Property in accordance with the terms, conditions and instructions of this Agreement and any amendments thereto, including those set forth in Schedule B.

                                     NORWEST BANK COLORADO,
                                     NATIONAL ASSOCIATION
                                     ESCROW AGENT

Date: December 23, 1998              By: /s/ Leigh M. Lutz
     --------------------------         ----------------------------
Account No.:                         Title: Vice President
            -------------------

                                     Norwest Investment Management and Trust
                                     Corporate Trust and Escrow Services
                                     1740 Broadway
                                     Denver, Colorado 80274-8693


                                       6.

                                   SCHEDULE A

                                    DEPOSITS

1. The aggregate amount of one hundred forty thousand (140,000) shares of Common Stock of Spatial Technology Inc. deposited by Purchaser.

2. Form of Stock Purchase Agreement, by and among the Company, Purchaser and the Selling Shareholders, of even date herewith (the "PURCHASE AGREEMENT"), including all exhibits thereto, attached hereto as Exhibit A.

                                   SCHEDULE B

                              ESCROW INSTRUCTIONS

Norwest Bank Colorado, National Association
c/o Norwest Investment Management and Trust
Corporate Trust and Escrow Services
1740 Broadway
Denver, Colorado 80274-8693

     As Escrow Agent for each of William Turcotte, ProStep Produktdatentechnologie GMBH, Charlene Hess, and Robert Crawford (each, a "SELLING SHAREHOLDER" and collectively, the "SELLING SHAREHOLDERS") and Spatial Technology Inc., a Delaware corporation (the "PURCHASER"), you are hereby authorized and directed to hold, invest, if applicable, and disburse the Escrowed Property pursuant to the terms of (i) that certain Escrow Agreement, dated as of December 23, 1998, by and among you, the Selling Shareholders and the Purchaser (the "ESCROW AGREEMENT") and (ii) that certain Stock Purchase Agreement, dated as of December 23, 1998, by and among InterData Access, Inc. (the "COMPANY"), the Selling Shareholders and Purchaser (the "PURCHASE AGREEMENT"), a copy of which is attached hereto as Exhibit A, in accordance with the following instructions.

SECTION 1. DEFINED TERMS

     Capitalized terms used and not otherwise defined in this Escrow Agreement shall have the meanings assigned to them in the Purchase Agreement.

SECTION 2. ESCROW

     2.1 SHARES AND STOCK POWERS TO BE PLACED IN ESCROW. Simultaneously with the consummation of the transactions contemplated by the Purchase Agreement, (i) the Purchaser shall deliver to the Escrow Agent certificates in the aggregate amount of one hundred forty thousand (140,000) shares of Common Stock in the names of the Selling Shareholders, in the individual amounts set forth on Exhibit B, evidencing the shares of Common Stock to be held in escrow in accordance with this Escrow Agreement (the "ESCROWED SHARES"), and (ii) each Selling Shareholder shall deliver to the Escrow Agent three "assignments separate from certificate" ("STOCK POWERS"), in the form attached hereto as Exhibit C, endorsed by each such Selling Shareholder in blank. The shares and Stock Powers referred to in this Section 2.1 shall be held by Purchaser in escrow (the "ESCROW") in accordance with the provisions of this Escrow Agreement.

     2.2 VOTING OF SHARES. The record owner of the Escrowed Shares shall be entitled to exercise all voting rights with respect to such shares of Common Stock.

     2.3 DIVIDENDS, ETC. Any securities or other property distributable (whether by way of dividend, stock split or otherwise) in respect of or in exchange for any Escrowed Shares (together with the Escrowed Shares, the "ESCROWED PROPERTY") shall not be distributed to the record owner of such shares, but rather shall be held by the Escrow Agent in the Escrow in

                                       1.

accordance with, and subject to the terms of, this Escrow Agreement. Notwithstanding the foregoing, however, any cash dividends distributable in respect of or in exchange for any Escrowed Shares shall be distributed directly to the Selling Shareholders and shall not become Escrowed Property. At the time any Escrowed Shares are required to be released from the Escrow to the Selling Shareholders pursuant to this Escrow Agreement, any other Escrowed Property previously distributed in respect of or in exchange for such Escrowed Shares shall be released from the Escrow to the Selling Shareholders according to the pro rata percentages set forth opposite each such Selling Shareholder's name on Exhibit B.

     2.4 TRANSFERABILITY. The interests of the Selling Shareholders in the Escrow and in the Escrowed Property shall not be assignable or transferable, other than by operation of law. No transfer of any of such interests by operation of law shall be recognized or given effect until Purchaser shall have received written notice of such transfer.

     2.5 INVESTMENT OF FUNDS. Except as the Selling Shareholders may from time to time instruct Escrow Agent in writing, any Escrowed Property that is in the form of cash shall be invested from time to time, to the extent possible, in United States Treasury bills having a remaining maturity of 90 days or less and repurchase obligations secured by such United States Treasury Bills, with any remainder being deposited and maintained in a money market deposit account with Escrow Agent, until disbursement of the entire Escrowed Property.

     2.6 FRACTIONAL SHARES. No fractional shares of Common Stock shall be retained in or released from the Escrow pursuant to this Escrow Agreement. In connection with any release of shares from the Escrow, Purchaser shall be permitted to "round down" or to follow such other rounding procedures as Purchaser reasonably determines to be appropriate in order to avoid retaining any fractional share in the Escrow and in order to avoid releasing any fractional share from the Escrow.

SECTION 3. CLAIM PROCEDURES

     3.1 CLAIM NOTICE. If during the term of this Agreement, Purchaser determines in good faith that there is or has been a possible Breach of any representation or warranty of the Company or any of the Selling Shareholders contained in any of the Transactional Agreements or of any covenant or obligation contained therein, and if Purchaser wishes to make a claim against the Escrow with respect to such possible Breach, then Purchaser may deliver to the Agent and the Escrow Agent a written notice of such possible Breach (a "CLAIM NOTICE") setting forth (i) a brief description of the circumstances supporting Purchaser's belief that such possible Breach exists or has occurred and (ii) a non-binding, preliminary estimate of the aggregate dollar amount of all Damages that have arisen and may arise as a direct or indirect result of such possible Breach (such aggregate amount being referred to as the "CLAIM AMOUNT").

     3.2 RESPONSE NOTICE. Within 21 days after the delivery of a Claim Notice to the Agent, the Agent shall deliver to Purchaser and the Escrow Agent a written notice (the "RESPONSE NOTICE") containing: (i) instructions to the effect that Escrowed Shares having a Stipulated Value (as defined in Section 5 of this Escrow Agreement) equal to the entire Claim Amount set forth in such Claim Notice are to be released from the Escrow to Purchaser in accordance with the pro rata percentages set forth on Exhibit B; or (ii) instructions to the effect

                                       2.

that Escrowed Shares having a Stipulated Value equal to a specified portion (but not the entire amount) of the Claim Amount set forth in such Claim Notice are to be released from the Escrow to Purchaser in accordance with the pro rata percentages set forth on Exhibit B, together with a statement that the remaining portion of such Claim Amount is being disputed; or (iii) a statement that the entire Claim Amount set forth in such Claim Notice is being disputed. If no Response Notice is received by Purchaser and the Escrow Agent from the Agent within 21 days after the delivery of a Claim Notice to the Agent, then the recipient of such Claim Notice shall be deemed to have given instructions to the Escrow Agent that Escrowed Shares having a Stipulated Value equal to the entire Claim Amount set forth in such Claim Notice are to be released to Purchaser from the Escrow.

     3.3 RELEASE OF SHARES TO PURCHASER.

         (a) If the Agent gives (or is deemed to have given) instructions to the Escrow Agent that Escrowed Shares having a Stipulated Value equal to the entire Claim Amount set forth in a Claim Notice are to be released from the Escrow to Purchaser, then the Escrow Agent shall be authorized to use the Stock Powers held in the Escrow to transfer to Purchaser, from the Escrow, pro-rata in accordance with Exhibit B, Escrowed Shares of Common Stock having a Stipulated Value equal to such Claim Amount. All such transfers shall be made in accordance with the pro rata percentages set forth on Exhibit B.

         (b) If a Response Notice delivered by the Agent in response to a Claim Notice contains instructions to the Escrow Agent to the effect that Escrowed Shares having a Stipulated Value equal to a specified portion (but not the entire amount) of the Claim Amount set forth in such Claim Notice are to be released from the Escrow to Purchaser, then (i) the Escrow Agent shall be authorized to use the Stock Powers held in the Escrow to transfer to Purchaser, from the Escrow, pro-rata in accordance with Exhibit B, Escrowed Shares having a Stipulated Value equal to such specified portion of such Claim Amount and (ii) the procedures set forth in Section 3.3(c) of this Escrow Agreement shall be followed with respect to the remaining portion of such Claim Amount. All such transfers shall be made in accordance with the pro rata percentages set forth on Exhibit B.

         (c) If a Response Notice delivered by the Agent in response to a Claim Notice contains a statement that all or a portion of the Claim Amount set forth in such Claim Notice is being disputed (such Claim Amount or the disputed portion thereof being referred to as the "DISPUTED AMOUNT"), then, notwithstanding anything contained in Section 4 of this Escrow Agreement, the Escrow Agent shall continue to hold in the Escrow, pro-rata in accordance with Exhibit B (in addition to any other shares of Common Stock permitted to be retained in the Escrow, whether in connection with any other dispute, or otherwise), Escrowed Shares having a Stipulated Value equal to the Disputed Amount. Such Escrowed Shares shall continue to be held in the Escrow until such time as (i) Purchaser and the Agent execute a settlement agreement containing instructions regarding the release of such shares or (ii) the Escrow Agent receives a copy of a court order containing instructions to Purchaser regarding the release of such shares. The Escrow Agent shall thereupon release such Escrowed Shares from the Escrow in accordance with the instructions set forth in such settlement agreement or court order.

                                       3.

SECTION 4. RELEASE OF ESCROWED SHARES TO SELLING SHAREHOLDERS

     4.1 SHARES TO BE RELEASED.

         (a) Within ten (10) days after the date one hundred eighty (180) days from the Closing Date, the Escrow Agent shall release to the Selling Shareholders, pro rata in accordance with Exhibit B, from the Escrow fifty percent (50%) of the Escrowed Shares, less any Escrowed Shares that are to be retained in the Escrow in accordance with Section 3.3(c) of this Escrow Agreement.

         (b) Within ten (10) days after the date one (1) year from the Closing Date, the Escrow Agent shall release to the Selling Shareholders, pro-rata in accordance with Exhibit B, from the Escrow all Escrowed Property then held in the Escrow, less any Escrowed Shares that are to be retained in the Escrow in accordance with Section 3.3(c) of this Escrow Agreement.

     4.2 PROCEDURES FOR RELEASING SHARES. Any release of shares to the Selling Shareholders pursuant to Section 4.1 of this Escrow Agreement may be effected by mailing a stock certificate to Selling Shareholder.

SECTION 5. VALUATION OF SHARES HELD IN ESCROW

     For purposes of this Escrow Agreement, the "STIPULATED VALUE" of each of the Escrowed Shares shall be deemed to be $2.938, as adjusted for any stock dividends, combinations or splits.

SECTION 6. NOTICES

     Any notice or other communication required or permitted to be delivered to any party under this Escrow Agreement shall be in writing and shall be delivered to the address set forth on the signature pages hereto or to such other address as such party shall have specified in a written notice delivered to the other parties hereto.

SECTION 7. RELEASE OF SHARES IN EXCHANGE FOR CASH

     At any time during the term of this Agreement, the Selling Shareholders, or any of them severally, shall have the option to instruct the Escrow Agent in writing to sell all (but not less than all) the Escrowed Shares of such Selling Shareholder, according to the amounts set forth on Exhibit B. Notice of such election shall be provided simultaneously to the Purchaser. Upon effecting such sale, the Escrow Agent shall deposit all consideration received in exchange for such sale of Escrowed Shares in the Escrow. All amounts deposited with the Escrow Agent pursuant to this Section 7 shall be deemed to be "Escrowed Property" for all purposes hereunder.

                                       4.

                                   EXHIBIT A

                            STOCK PURCHASE AGREEMENT

                                   EXHIBIT B

             PRO RATA PERCENTAGE OWNERSHIP OF SELLING SHAREHOLDERS

SELLING SHAREHOLDER        NUMBER OF ESCROWED SHARES    PRO RATA PERCENTAGE
-------------------        -------------------------    -------------------
Robert Crawford                     3,500                       2.5%

Charlene Hess                       3,500                       2.5%

ProStep
Produktdatentechnologie
GMBH                               66,500                      47.5%

William Turcotte                   66,500                      47.5%

                                   EXHIBIT C

                  FORM OF ASSIGNMENT SEPARATE FROM CERTIFICATE

                   STOCK ASSIGNMENT SEPARATE FROM CERTIFICATE

         FOR VALUE RECEIVED, _______________ hereby sells, assigns and transfers unto SPATIAL TECHNOLOGY INC., a Delaware corporation (the "Company"), pursuant to the Escrow Instructions attached as Schedule B under that certain Escrow Agreement, dated December __, 1998, by and among the undersigned, the Company, Norwest Bank Colorado, National Association (the "Escrow Agent") and certain other parties (the "Agreement"), _________________ (_________) shares of Common Stock of the Company standing in the undersigned's name on the books of the Company represented by Certificate No. __ and does hereby irrevocably constitute and appoint the Company's Secretary attorney to transfer said stock on the books of the Company with full power of substitution in the premises. This Assignment may be used only in accordance with and subject to the terms and conditions of the Agreement, in connection with the release of shares of Common Stock to the Company pursuant to the Agreement, and only to the extent that such shares remain subject to the Agreement.


Dated:
      ------------------

                                             ---------------------------------
                                             (Signature)


                                             ---------------------------------
                                             (Print Name)


[INSTRUCTION: Please do not fill in any blanks other than the signature line. The purpose of this Assignment is to enable the Company to exercise its rights as set forth in the Agreement without requiring additional signatures on the part of Purchaser.]



                                       2.